Exhibit 10.34

ADDENDUM to Private Placement Agreement

This addendum (the “addendum”) is entered into as of 15 June 2017, by and among Wize Pharma Ltd. C.N. 520033259 5B hanagar st., Hod Hasahron (“Wize”) to Jonathan Brian Rubini US PASSPORT XXXX 2655 Marston Drive Anchorage, Alaska 99517 (“Investor”) and, pursuant to that Private Placement Agreement (‘the agreement”), dated as of May 25 2017, by and among Wize and the Investor named therein.

1.	Reference is made herewith to the agreement.

2.	Capitalized terms used but not otherwise defined in this Addendum shall have the meanings assigned thereto in the Agreement.

3.	Article 3.1 of the Agreement shall be replaced henceforth with the following text: ’,Subject to the completion of the Closing Conditions of this Agreement as stated in Section 6 below, the Company shall allot to the Investor 1,428,571 common shares of the Company (the “Allotted Shares”). In addition, and subject to the completion of the Company merger with OPHTHALIX INC, an Public Company whose shares are listed in the OTC stock Exchange, and to the unlisting of the share of Wize from tase, the Company will allot to the investor at his request 1,500,000 Non-marketable warrants that each of them shall be converted into one common share of the Company with an exercise price of 1.2 NIS and expiration date at the end of 3 years from the date of allotment (the “Allotted Warrants”).

In witness whereof the Parties hereto have signed this Agreement:

June 23, 2017

/s/ Or Eisenberg	/s/ Jonathan Brian Rubini
Wize Pharma Ltd.	Jonathan Brian Rubini